Exhibit 99.1
NEWS RELEASE

Contact:    Kathy Liebmann                         (734) 241-2438                          kathy.liebmann@la-z-boy.com

LA-Z-BOY ANNOUNCES CHANGES TO BOARD OF DIRECTORS’ STRUCTURE

MONROE, MI.   May 5, 2011—La-Z-Boy Incorporated (NYSE: LZB) today announced a series of changes to its Board of Directors’ structure.

The Board has amended the bylaws to eliminate the company’s classified Board structure and to provide instead for annual elections of all directors for one-year terms. This change will be phased in beginning with the election to be conducted at the annual shareholders’ meeting scheduled to take place at La-Z-Boy’s corporate headquarters, in Monroe, Michigan, on August 24, 2011.

The Board plans to make the following additional changes at its August 24 meeting immediately following the annual shareholders’ meeting:

•	acknowledging James W. Johnston’s retirement from his current position as Chairman of the Board;
•	appointing Kurt L. Darrow, presently La-Z-Boy’s President and Chief Executive Officer, to the additional post of Chairman of the Board; and
•	appointing Richard M. Gabrys as Lead Director of the 10-member Board.

Johnston (72) has served as a director of La-Z-Boy Incorporated since 1991 and was named Chairman of the Board in 2006.  Prior to his election as Chairman, he served as Chair of the Board’s Nominating and Governance Committee.

Darrow (56) has been a director since 2003 when he was named President and Chief Executive Officer of the company.  He joined La-Z-Boy in 1979 and served in various positions of increasing responsibility, including as President of La-Z-Boy Residential, the company’s largest division, before he was named President and CEO.

Darrow said, “At both the Board and management levels, succession planning plays an integral role in our strategy to move our company forward in a very dynamic marketplace.  Ensuring our company has the appropriate leadership structure at any given time is paramount in importance.  The Board has deemed combining the Chairman and CEO positions into one as most appropriate at this juncture, and I look forward to taking on the additional responsibilities of Chairman while working with our new Lead Director and our other experienced and accomplished Board members.”

Addressing Johnston’s scheduled retirement, Darrow said, “Jim has been an invaluable asset to La-Z-Boy for 20 years, providing sage counsel to our company as we navigated our way through an industry that underwent a sea change, and it is with mixed emotions that we announce his upcoming retirement.  His insight, advice and guidance helped to position La-Z-Boy where we are today.  With a lean cost structure, the strongest brand in the industry and a vast network of branded distribution outlets, we are poised for profitable growth.  We are grateful to Jim for the role he has played in establishing a strong platform for our company in this environment.  He will be missed by his many colleagues at La-Z-Boy, and we wish him all the best in his retirement.”

The company also announced it will appoint Richard M. Gabrys (69) as Lead Director.  Gabrys has served on La-Z-Boy’s Board since 2006, is former Chair and a current member of the Compensation Committee and is also a member of the Audit Committee.  Gabrys also sits on the Boards of CMS Energy Corp., Massey Energy Company and TriMas Corporation and was previously Vice Chairman of Deloitte & Touche LLP.

Darrow stated, “Dick has made a great contribution to our Board and company over the years.  He has a wealth of financial expertise and international experience that has served us well.  Establishing a Lead Director role on the Board reinforces our ongoing commitment to ensure that corporate governance remains a top priority for our corporation.”

Gabrys stated, “I am honored to take on the position of Lead Director.  It carries significant responsibility and demonstrates La-Z-Boy’s commitment to serving its shareholders.”

Since going public in 1972, the company’s Board of Directors has been comprised of three classes, with members of each class elected for staggered three-year terms. In keeping with its commitment to maintain best practices with respect to corporate governance standards, the company has opted to declassify its Board and to provide instead for annual elections of all directors for one-year terms. This change will be phased in so as to permit incumbent directors to serve out the remainders of the terms for which they were previously elected. Shareholders will elect approximately one-third of the total Board at the 2011 annual meeting, approximately two-thirds at the 2012 annual meeting and the entire Board at the 2013 and subsequent annual meetings, all for one-year terms.  The three individuals nominated for election as directors of the company at this year’s annual meeting are:  Kurt L. Darrow; H. George Levy, MD; and W. Alan McCollough.

Darrow commented, “La-Z-Boy prides itself on being a transparent company with accountability to all our shareholders.  We believe the moves we are making are consistent with our corporate philosophy and commitment to all stakeholders.”

Background Information

La-Z-Boy Incorporated is one of the world’s leading residential furniture producers, marketing furniture for every room of the home. The company has three reportable operating segments:  upholstery; casegoods; and retail.  The La-Z-Boy Upholstery Group companies are Bauhaus, England and La-Z-Boy. The operating units in the Casegoods Group consist of two groups, one including American Drew, Lea and Hammary, and the second being Kincaid.  The company-owned retail segment includes 83 of the 305 La-Z-Boy Furniture Galleries® stores.

The corporation’s proprietary distribution network is dedicated exclusively to selling La-Z-Boy Incorporated products and brands, and includes 305 stand-alone La-Z-Boy Furniture Galleries® stores and 536 independent Comfort Studios®, in addition to in-store gallery programs for the company’s Kincaid, England and Lea operating units. Additional information is available at http://www.la-z-boy.com/.